Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of October 19, 2026 (the “Effective Date”), between Unusual Machines, Inc., a Nevada corporation (the “Company”), and Matthew Barnard (the “Executive”).

WHEREAS, the Company, its wholly-owned subsidiary, Upgrade Energy LLC, and the Executive are parties to a certain Agreement and Plan of Merger dated as of May 7, 2026 (the “Merger Agreement”), pursuant to which the Company will acquire 100% of the Executive’s rights, title and interest in and to DroneNX LLC d/b/a Upgrade Energy (“DroneNX”); and

WHEREAS, in addition to the terms defined in this Agreement, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Merger Agreement; and

WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including but not limited to, technical information, design systems, pricing methods, pricing rates or discounts, processes, procedures, formulas, designs of computer software, or improvements, or any portion or phase thereof, whether patented, or not, or unpatentable, that is of any value whatsoever to the Company, as well as information relating to the Company’s Services (as defined below), information concerning proposed new Services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other person or entity for the Company), other Confidential Information (as defined below), and information about the Company’s executives, officers, and directors, which necessarily will be communicated to the Executive by reason of his employment by the Company; and

WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial, significant, or key, relationships with customers, vendors and suppliers, each, as defined below, whether actual or prospective; and

WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of this Agreement and for a reasonable time following the termination of this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company (other than pursuant to the Merger Agreement), (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company (other than pursuant to the Merger Agreement), and (iii) except with respect to DroneNX, has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2. Term of Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period of two years commencing as of the Effective Date (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Term shall be automatically renewed for successive one-year terms unless notice of non-renewal is given by either party at least 30 days before the end of the Term.

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12 15, 18, 19, and 22 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the legal representatives, successors and assigns of the Executive.

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3. Duties.

(a) General Duties. The Executive shall serve as the Chief Executive Officer, of the Surviving Company, with duties and responsibilities that are customary for such an executive. The Executive shall report to Allan Evans, the Company’s Chief Executive Officer. The Executive shall also perform services for the Company and its other such subsidiaries as may be reasonably requested. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Executive has used his best efforts hereunder, the Executive’s and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Executive shall not be judged solely on the Company’s earnings or other results of the Executive’s performance, except as specifically provided to the contrary by this Agreement. The Executive shall, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation.

(b) Devotion of Time. Subject to the last sentence of this Section 3(b), the Executive shall devote such time, attention and energies to the affairs of the Company and its subsidiaries as are necessary to perform his duties and responsibilities pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the Company’s Chief Executive Officer or the Company’s President. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his time, to professional, charitable or similar organizations, including, but not limited to, serving as a non-executive director or committee member or as an advisor to a board of directors or committee of any company or organization provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder.

(c) Location of Office. The Executive’s principal business office shall be the Surviving Company’s office in the Los Angeles, California metropolitan area (the “Metro Area”), or such other location if it changes. The Executive may work remotely as long as it does not materially and adversely affect the performance of his duties. However, the Executive’s duties shall include all business travel necessary to the Company’s offices and facilities in the United States, including the Company’s offices and facilities located in Florida, and any other location in which the Company may establish an office or facility and such other places as may be required for the performance of his duties.

(d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, the Company has implemented inside information policies designed to preclude its executive officers and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive has reviewed and will abide by the Company’s inside information policies as are currently in effect and shall promote these policies internally and promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by these policies.

4. Compensation and Expenses.

(a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $300,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices. The Executive’s Base Salary shall be reviewed at least annually by the Company’s Board and the Company’s Board may, but shall not be required to, increase the Base Salary during the Term. However, the Executive’s Base Salary may not be decreased during the Term.

(b) Expenses. In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel (including travel expenses incurred by the Executive related to his travel to the Company’s other offices and facilities), entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers. Notwithstanding the generality of the foregoing, any provision of the Employee Handbook on expenses shall be applicable and in the of a conflict with this Section 4(b) the Employee Handbook shall control.

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5. Benefits.

(a) Fringe Benefit and Perquisites. During the Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both to similarly situated executives of the Company).

(b) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Notwithstanding the foregoing, during the Term, the Company shall provide the Executive with health insurance covering the Executive and family dependents.

6. Termination.

(a) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, and (iii) any equity awards previously granted to the Executive under the plan shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to two years from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its term. The Executive (or his estate) shall receive the payments provided herein at such times as he would have received them if there was no death or disability. Additionally, if the Executive’s employment is terminated because of disability, any benefits (except perquisites) to which the Executive may be entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for one year, subject to the terms of any applicable plan or insurance contract and applicable law, provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(b) Termination by the Company for Cause or by the Executive Without Good Reason. The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without Good Reason (as defined in Section 6(c)), then the Executive shall have no right to compensation, or reimbursement under Section 4, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For the purposes of this Agreement, "Cause" means the Executive's (A) act or acts of willful misconduct injurious to the Company, monetarily or otherwise, (B) willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to a Disability) after a demand in writing for substantial performance is delivered by the Company’s Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed his duties, (C) becoming subject to a “bad actor” disqualification under Rule 506(d) under the Securities Act of 1933, or (D) repeated and willful failure to follow the written directives of the Board of the Surviving Company in connection with his employment hereunder.

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The Executive's employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place merely as the result of (i) bad judgment or negligence, (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company or (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation of the Company or the laws of the State of Nevada, in each case as in effect at the time of such act or omission; provided, however, this clause (iv) shall not be applicable to clause (C). The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Company’s Board that states that the Executive's conduct reflected any of the criteria set forth above in clauses (A), (B), (C) and/or (D) of this Section 6(b)and specifying the particulars thereof in detail.

(c) Termination by the Company Without Cause, Termination by Executive for Good Reason or Automatic Termination Upon a Change of Control or at the end of a Term after the Company provides notice of Non-Renewal.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below), (ii) by the Company without Cause, (iii) upon any Change of Control provided, that, within 12 months of the Change of Control (A) the Company terminates the Executive’s employment, fails to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, or changes his title as Chief Executive Officer of Upgrade Energy LLC, or (B) the Executive terminates his employment or (iv) at the end of a Term after the Company provides the Executive with notice of non-renewal.

(2) In the event this Agreement is terminated by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to the following:

(A) any accrued but unpaid Base Salary for services rendered to the date of termination as required by applicable law;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement as required by applicable law;

(C) a severance payment (“Severance Amount”) equal to six months of the then Base Salary;

(D) the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its Term;

(E) any equity awards previously granted to the Executive shall thereupon vest on a pro rata basis based on the number of days elapsed; and

(F) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(3) In the event of a Change of Control during the Term, the Executive, subject to the termination of employment or change in title as outlined in Section 6(c)(1), shall be entitled to receive each of the provisions of Section 6(c)(2)(A) – (F) above except that (i) the Severance Amount shall equal to six months of the then Base Salary; and (ii) the benefits under Section 6(c)(2)(F) shall continue for a six month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits under Section 6(c)(2)(F) are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

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(4) In the event this Agreement is terminated at the end of a Term after the Company provides the Executive with notice of non-renewal and the Executive remains employed until the end of the Term, the Executive shall be entitled to the following:

(A) any accrued but unpaid Base Salary for services rendered to the date of termination as required by applicable law;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement as required by applicable law;

(C) any equity awards previously granted to the Executive under the Company’s Employee Benefit Plans or similar plan shall become fully vested;

(D) the Executive or his legally appointed guardian, as the case may be, shall have up to one years from the date of termination to exercise all such previously granted options, provided that in no event shall any option be exercisable beyond its Term; and

(E) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for six months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

Provided, however, that the Executive shall only be entitled to receive each of the provisions of this Section 6(c)(4)(A)-(E) if the Executive is willing and able (i) to execute a new agreement providing terms and conditions substantially similar to those in this Agreement and (ii) to continue providing such services, and therefore, the Company’s non-renewal of the Term will be considered an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

(5) In the event of a termination for Good Reason, without Cause, or non-renewal by the Company, the payment of the Severance Amount, if applicable, shall be made at the same times as the Company pays compensation to its employees over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Severance Amount remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which the Executive’s employment is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. If applicable, the payment of the Severance Amount and the acceleration of vesting shall be conditioned on the Executive signing an Agreement and General Release (substantially in the form which is attached as Exhibit A) which releases the Company or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the Executive’s employment with the Company provided that (x) the payment of the Severance Amount shall be made on the first regularly scheduled payroll date following the Executive’s execution and delivery of the Agreement and General Release, but in no event later than the 90th day following the Executive’s termination of employment; (y) such Agreement and General Release is executed by the Executive, submitted to the Company no later than the 90th day following the Executive’s termination of employment, it being understood that failure to execute and deliver the Agreement and General Release by such date shall result in forfeiture of all rights to the Severance Amount; and (z) in the event that the 90 day period described in clause (x) begins in one taxable year and ends in a second taxable year, then the payment of the Severance Amount shall be made in the second taxable year. Upon any Change of Control event, all payments owed under Section 6(c)(3) shall be paid immediately.

The term “Good Reason” shall mean: (i) a material diminution in the Executive’s authority, duties or responsibilities due to no fault of the Executive other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law; (ii) the Company requires the Executive to change his principal business office as defined in Section 3(c) to a location other than the Metro Area, (iii) a change in Executive’s overall compensation such that his overall compensation is diminished, or (iv) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 30 days following the Executive’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then the Executive’s employment shall be deemed terminated for Good Reason.

(d) Any termination made by the Company under this Agreement shall be approved by the Company’s Board.

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(e) Upon (1) voluntary or involuntary termination of the Executive’s employment or (2) the Company’s request at any time during the Executive's employment (provided it does not interfere with his ability to perform his duties and responsibilities hereunder), the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

7. Indemnification. As provided in an Indemnification Agreement which the Company and the Executive have previously entered into, a copy of which is annexed as Exhibit B, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of him being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for the Executive in amounts and for a term consistent with industry standards.

8. Non-Competition Agreement.

(a) Competition with the Company. Until termination of his employment and for a period of one year commencing on the date of termination, the Executive (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, manager, member, or otherwise, of or through any person, firm, corporation, partnership, limited liability company, association or other entity) shall not, directly or indirectly, act as an employee or officer (or comparable position) of, owning an interest in, or providing Services as defined in Section 9(a) for a direct competitor of the Company (any, a “Competitor”).

(b) Solicitation of Employees. During the period in which the provision of Section 8(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee or of the Company (which includes all subsidiaries) to terminate his or her employment with the Company, for the purposes of providing services for a Competitor, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries at any time during the one year period preceding the Executive’s termination of employment.

(c) Mutual Non-disparagement. Parties agree that, after the end of Executive’s employment, both will refrain from making (whether verbally, in writing, electronically, via social media, e-mail, text message otherwise), any unfavorable comments about the other, that would be likely to injure either Party’s reputation or business prospects; provided, however, that nothing herein shall preclude either Party from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(d) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 8, and confirms he has received adequate consideration for such undertakings.

(e) References. References to the Company in this Section 8 shall include the Company’s subsidiaries.

(f) For the avoidance of doubt, the provisions set forth in Sections 8(a) and 8(b) above are in addition to and not in lieu of the non-compete and non-solicitation provisions contained in the Merger Agreement.

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9. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity of customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, and former executives. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the term “Services” shall include all products and services manufactured, assembled, offered for sale or marketed by the Company during the Term. Services also includes any other products or services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Services also include any products or services disclosed in the Company’s filings with the NYSE American, any other applicable exchange or the SEC.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing customers, vendors or suppliers; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement or the Merger Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

(d) References. References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

(e) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to the SEC or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

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(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(1) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(2) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

10. Equitable Relief; Exclusive Jurisdiction.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Company’s Board, shall take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Executive from breaching the provisions of Section 8 and/or Section 9.

(b) Any action or proceeding arising from or under this Agreement must be commenced only in the appropriate state or federal court located in Orlando, Florida. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

11. Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the Compensation Committee, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s customers, vendors or suppliers, including, without limitation, having a financial interest in the Company’s customers, vendors or suppliers, or making loans to, or receiving loans, from, the Company’s customers, vendors or suppliers;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

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12. Inventions, Ideas, Processes, and Designs. Except as may be set forth in a separate written agreement between the Company (or a subsidiary of the Company) and the Executive all inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of such employment with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, the Executive shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries.

13. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

14. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

15. Severability.

(a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement and the Merger Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

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16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:
Allan Evans, Chief Executive Officer
5728 Major Boulevard, Suite 250
Orlando, Florida 32819
Email: _____________________

With a copy to:	Nason, Yeager, Gerson, Harris & Fumero, P.A.
Attn: Michael D. Harris, Esq.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410
Email: mharris@nasonyeager.com

To the Executive:	Matthew Barnard
20900 Normandie Avenue, Unit D
Los Angeles, CA 90502
Email: _______________________

With a copy to:	K&L Gates LLP
Attn: Clayton Parker, Esq.
Southeast Financial Center Suite 3900
200 South Biscayne Blvd.
Miami, Florida 33131
_________________________

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19. Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

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20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, the Executive is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(2) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(3) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(1) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(2) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(3) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Unusual Machines, Inc.

By: /s/ Allan Evans
Allan Evans
Chief Executive Officer

Executive:

/s/ Matthew Barnard
Matthew Barnard

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Exhibit A

General Release Agreement

[Attached]

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TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of ___________ ____, 20__ (the “Effective Date”), by and between Matthew Barnard (the “Employee”) and Unusual Machines Inc. (the “Employer”).

WHEREAS, the Employee is employed as the Chief Executive Officer of a subsidiary of the Company (the “Employer”);

WHEREAS, the Employee desires to resign as Chief Executive Officer of Upgrade Energy LLC. and as an employee in order to pursue other interests;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1. The Employee hereby resigns as the Chief Executive Officer of Upgrade Energy LLC and as an employee of the Employer, and the Employer accepts the Employee’s resignation, effective as of the Effective Date.

2. In consideration for the Employee’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee [__] months of his base salary, which equates to $_______, in equal payments of $________ (the “Payments”). All Payments shall be made in accordance with the Employer’s customary twice-per-month payroll practices and shall be subject to withholding for all applicable federal, state, social security and other taxes. The Employee acknowledges that he would not otherwise be entitled to the Payments but for his promises in this Agreement.

3. As further consideration, the Employer also agrees to extend any current benefits that Employee previously elected to receive during his employment with Employer for a period of [___] months.

4. During the above [_____] month period in which the Payments are made to the Employee, the Employee agrees to be available to the Employer, its officers, directors, employees, attorneys, or agents, to assist with the transition of any projects of the Employer or to provide any information that the Employee may have knowledge regarding the Employer’s business. The Employee may provide this information by telephone and/or email communication.

5. Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents. Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employee and the Employee specifically disclaims liability to or wrongful acts directed at the Employer.

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6. The Employee covenants not to sue, and fully and forever releases and discharges the Employer, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of the Employee that arise after the Employee signs this Agreement or impair or preclude the Employee’s right to take action to enforce the terms of this Agreement or impair or preclude the Employee’s right to indemnification and defense against any third party claims arising out of Employee’s employment by the Employer. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. The Employee acknowledges that the Employee has been paid in full all compensation owed to the Employee by the Employer as a result of Employee’s employment, except for compensation (if any) due through the Effective Date which shall be paid in the next regular payroll of the Employer. The Employer and its directors, officers, and employees covenant not to sue, and fully and forever release and discharge the Employee, from any and all legally waivable claims from the beginning of time until the date of this Agreement, and from liabilities, damages, demands, and causes of action, attorney’s fees, costs or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer.

7. The Employee represents that he has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

8. The Employee agrees that he will not encourage or assist any of the Employer’s employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

9. The Employee acknowledges that he is subject to non-solicit, non-compete and confidentiality provisions under that certain Employment Agreement between the Employee and the Employer dated _______ ___, 2026, (the “Employment Agreement”) and the Merger Agreement as defined therein. The Employee further acknowledges that all confidential information regarding the Employer’s business compiled, created or obtained by, or furnished to, the Employee during the course of or in connection with his employment with the Employer including suppliers, other sources of supply and pricing, is the Employer’s exclusive property. Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing confidential information and the Employee further agrees that he will not, directly or indirectly, use or disclose such information. The Employee will also return to the Employer upon execution of this Agreement any other items in his possession, custody or control that are the property of the Employer, including, but not limited to any laptop computer, iPad and smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

10. The Employee acknowledges that he has been given at least 21 days to consider this Agreement and that he has seven[1] days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable until after the seven-day revocation period ends without revocation by the Employee. Revocation can be made by delivery of a written notice of revocation to the Company’s Chief Financial Officer at the offices of the Employer, by midnight on or before the seventh calendar day after the Employee signs the Agreement.

11. The Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. The Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

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12. The Employee and the Employer agree that neither he nor they, nor any of either’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to obtain legal advice or to report income to appropriate taxing authorities; (ii) to the Employee’s immediate family so long as such person agrees to be bound by the confidential nature of this Agreement, (iii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iv) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to Unusual Machines, Inc. – attention Allan Evans, allan@unusualmachines.com, and in the case of the Employee to Matthew Barnard, matt@upgradeenergytech.com within 24 hours of the receipt of such order or subpoena, so that both the Employee and the Employer will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

13. The Employee and the Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity.

14. In the event of any lawsuit against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit. Provided, however, the Employee shall be entitled to receive reimbursement for expenses, including lost wages, incurred in assisting the Employer regarding any lawsuit.

15. Nothing contained in this Agreement shall be construed to prevent the Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Employee from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

16. This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee or the Employer pursuant to provisions of (i) the Employment Agreement that by their terms continues after the Employee’s separation from the Employer’s employment[; or (ii) the Indemnification Agreement entered into between the Employer and Employee dated _______, 2026]. This Agreement may only be modified by written agreement signed by both parties.

17. The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

18. This Agreement shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

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19. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

UNUSUAL MACHINES, INC.

By: /s/ Allan Evans
Allan Evans
Chief Executive Officer

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

/s/ Matthew Barnard
Matthew Barnard

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